UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 6, 2005
Delphi Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5725 Delphi Drive, Troy, MI	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 6, 2005, the Compensation and Executive Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Delphi Corporation (the “Company” or “Delphi”) cancelled the provisions of the Company’s Deferred Compensation Plan for Non-Employee Directors (the “Plan”), with respect to all future payments of director compensation. The Plan will remain in place as to past deferrals and no amounts will be distributed except in accordance with the existing provisions of the Plan, which generally provide for distribution of deferred compensation upon leaving the Board; however, no further deferrals will be required or permitted. The Compensation Committee took this action after reviewing the deferral component and minimum share holding requirements contained in the Plan in light of Delphi’s recent filing for reorganization under chapter 11 of the United States Bankruptcy Code and the related decision of the New York Stock Exchange to delist Delphi’s common stock, par value $.01 per share. The Compensation Committee also considered the need to recruit additional directors and to retain existing directors during the Company’s restructuring, including the two additional directors elected to the Board as noted below.
The Plan provided for a minimum share holding requirement based on three times the value of each director’s total annual compensation and the historical value of the Company’s common stock. Until a director satisfied his or her minimum holding requirement, 60% of such director’s annual compensation (two-thirds for the lead non-employee director) was delivered in Delphi common stock units with payout automatically deferred until he or she no longer served on the Board. Once a director had satisfied his or her minimum holding requirement, the director could receive up to 50% of his or her compensation in cash, paid quarterly, or he or she could elect to defer all or a portion of such compensation into additional Delphi common stock units. The Compensation Committee has cancelled the deferral portion of the plan and the minimum share holding requirement and will pay the directors in cash, beginning with the next quarterly payment due December 31, 2005. Concurrent with this decision, the Lead Director volunteered to reduce his pay from its current level of $300,000 to $200,000 effective January 1, 2006. The annual fees for all other non-employee directors remain unchanged as follows:

Director:	$140,000
Chair of Compensation and Executive Development Committee:	$150,000
Chair of Audit Committee:	$155,000
Chair of Corporate Governance and Public Issues Committee:	$150,000
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
On December 7, 2005, the Board of Directors increased the size of the Board to twelve directors and elected two new directors, Raymond J. Milchovich (56) the current President, Chief Executive Officer and Chairman of the Board of Directors of Foster Wheeler Ltd., and John H. Walker (48), President and Chief Executive Officer of The Boler Company, to fill the resultant vacancies.
Mr. Milchovich joined Foster Wheeler Ltd., a publicly traded global engineering and construction company serving energy-related markets, in 2001. Previously, Mr. Milchovich was the President, Chief Executive Officer and Chairman of Kaiser Aluminum Corporation, a leading producer and marketer of alumina, primary aluminum, flat-rolled products and engineered products. In 1971, he earned a Bachelor of Science from California University of Pennsylvania in California, Pennsylvania. In 1985, he graduated from the Harvard University Advanced Management Program. Mr. Milchovich will also serve on the Compensation and Executive Development Committee of the Board of Directors. He will remain a director of Foster Wheeler Ltd. and Nucor Corporation, a public company specializing in steel production and recycling.
Mr. Walker joined The Boler Company, one of the largest private companies in the country, which operates under the name Hendrickson International. Hendrickson International is one of the largest independent providers of truck and trailer suspensions in the world. Previously he was Chief Operating Officer, President, and Chief Executive Officer of Weirton Steel Corporation. Walker was also with the consulting firm McKinsey & Company in the mid 1980s. In 1980, Walker earned a Bachelor of Science in industrial engineering and operations research from Virginia Polytechnic Institute in Blacksburg, Virginia. In 1986, he earned a Master of Science with distinction in industrial administration from Carnegie Mellon University in Pittsburgh, Pennsylvania. He will remain a director of The Boler Company and UAL Corporation, a holding company whose principal, wholly owned subsidiary is United Air Lines, Inc.
A copy of the press release announcing these appointments is attached as Exhibit 99(a) to this filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c)	Exhibits. The following exhibit is being filed as part of this report.

Exhibit
Number	Description
99 (a)	Press Release dated December 9, 2005.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION
(Registrant)
Date: December 9, 2005

By:	/s/ JOHN D. SHEEHAN
(John D. Sheehan,
Vice President and Chief Restructuring Officer, Chief Accounting Officer and Controller)